SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

                        Pursuant to Section 13 and 15(d) of the
                            Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 5, 1995


                                   U.S. ENERGY CORP.

                (Exact Name of Registrant as Specified in its Charter)

     Wyoming                       0-6814              83-0205516

(State or other jurisdiction      (Commission       (I.R.S. Employer
 of incorporation)                 File No.)        Identification No.)


Glen L. Larsen Building
877 North 8th West
Riverton, WY                                            82501

(Address of Principal Executive Offices)             (Zip Code)


Registrant's telephone number, including area code: (307) 856-9271

                                  Not Applicable
                (Former Name, Former Address or Former Fiscal Year,
                            if Changed From Last Report)

ITEM 5 - OTHER EVENTS


U.S. Energy Corp.'s (the "Registrant") majority-owned subsidiary Four Nines Gold, Inc. ("FNG") was awarded a construction contract on May 5, 1995 for $2,584,433.60 by the City of Lead, SD to stop a landslide condition, which has placed up to 30 homes and the adjacent Twin City Shopping Mall (the "Mall") in imminent danger resulting in closure of the Mall for safety purposes. Since the original award, a change order has been received increasing the contract to approximately $3,000,000.00.

The overall slide mitigation effort includes the acquisition and removal of seven residences above the Mall and construction of major rock-filled trenches requiring the excavation of approximately 210,000 cubic yards of material. There will be approximately 2,200 feet of drainpipe installed at the bottom of these rock-filled trenches. The trenches will be backfilled with approximately 140,000 cubic yards of rock and covered with the original excavated material. The project will also include replacing utility systems and roads in the affected area. Additionally, 15,603 square feet of retail sales area in the lower level of the Mall and 11,924 square feet of crawl space will be be filled with approximately 8,000 cubic yards of rock, which will help mitigate the slide.

In addition to these rock-filled trenches, forty-nine 4-foot diameter caissons will be place along the toe of the slide to provide additional stability. This repair allows for the reopening of certain stores in the most expedient manner.

The majority of the work is to be completed by December 1, 1995, with final completion by July 1, 1996.

It is anticipated that additional work in and around Lead, SD will be awarded to FNG as a result of this contract.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            U. S. ENERGY CORP.


May 26, 1995                         By:    s/ Max T. Evans
                                            MAX T. EVANS, Secretary